EXHIBIT 10.2

REMEDYTEMP, INC.

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between RemedyTemp, Inc., a California corporation (“Company”), and Greg Palmer (“Executive”). Capitalized terms are defined in Appendix A to this Amendment if not otherwise defined herein.

RECITALS

The Compensation Committee of the Company’s Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

The Company and the Executive have entered into the Amended and Restated Employment Agreement, effective as of October 1, 2001 (the “Amended and Restated Employment Agreement”).

The last paragraph of Section 8 and Section 9.1 of the Amended and Restated Employment Agreement provide for and govern the payment and distribution of severance benefits to the Executive in the event of a Change in Control of the Company (collectively, the “Change in Control Provisions”).

The Compensation Committee of the Company’s Board desires to amend the Amended and Restated Employment Agreement pursuant to Section 15 of the Amended and Restated Employment Agreement such that the payment and distribution of severance benefits in the event of a Change in Control of the Company will be governed by the terms of this Amendment.

NOW THEREFORE, to help assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree to amend the Amended and Restated Employment Agreement such that the payment and distribution of severance benefits to the Executive in the event of a Change in Control of the Company shall not be governed by the last paragraph of Section 8 and Section 9.1 of the Amended and Restated Employment Agreement, but instead shall be governed exclusively by the following:

Article 1. Term

This Amendment shall be effective as of April 22, 2005 (the “Effective Date”). This Amendment will continue in effect until at such time as the Amended and Restated Employment Agreement expires or is terminated. Notwithstanding the foregoing, in the event a Change in Control occurs before the Amended and Restated Employment Agreement expires or is terminated, this Amendment will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive.

Article 2. ERISA

This Amendment is intended as part of a severance program of the Company that constitutes a welfare plan within the meaning of Section 3(1) of ERISA.

Article 3. Severance Benefits

3.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3, if the Executive has incurred a Qualifying Termination, as described in Section 3.2(a).

The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 3.2(c)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

3.2. Qualifying Termination.

(a)	Subject to Sections 3.4, 3.5 and 3.6, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:

(i)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause; or

(ii)	A voluntary termination of employment by the Executive for Good Reason.

(b)	If more than one of the events set forth in Section 3.2(a) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

(c)	The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

3.3. Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2, the Company shall pay to the Executive and provide him with the following:

(a)	An amount equal to 2.9 times the Executive’s Base Salary at the greater of (i) the monthly rate in effect immediately prior to the commencement of the Protected Period or (ii) the monthly rate in effect immediately prior to the Effective Date of Termination.

(b)	An amount equal to 2.9 times the maximum projected future bonus(es) to be paid by the Company to the Executive under any applicable plan or program of the Company for the payment of incentive cash bonuses, provided that any bonus paid under this Section 3.3(b) with respect to any partial period under any such plan or program shall be prorated.

(c)	If any stock option, restricted stock, or other equity or equity-based award granted by the Company to the Executive is subject to a vesting schedule and does not automatically become fully vested upon or in connection with the termination of the Executive’s employment with the Company or the related Change in Control event, such award shall automatically become fully vested as of the Effective Date of Termination. In the event that the Effective Date of Termination occurs during the Protected Period related to a Change in Control and a portion of a stock option or other award referred to in the preceding sentence is deemed to become vested in connection with the termination of the Executive’s employment pursuant to the preceding sentence, and such portion of the award would otherwise terminate or expire upon or prior to the date of the related Change in Control, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

3.4. Termination Due to Disability or Death. Termination of the Executive’s employment due to the Executive’s retirement, death or Disability is not a Qualifying Termination.

3.5. Termination for Cause or by the Executive Other Than for Good Reason Termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason does not constitute a Qualifying Termination.

3.6. Notice of Termination. Any termination of employment by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Amendment, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Amendment relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

Article 4. Form and Timing of Severance Benefits; Tax Withholding

4.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 3.3(a) and 3.3(b) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than thirty (30) days after such date. Notwithstanding the foregoing, if the Executive is a “key employee” of the Company within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) and to the extent required by Section 409A of the Code and any regulations promulgated thereunder, the Severance Benefits described in Sections 3.3(a) and 3.3(b) shall be paid to the Executive no earlier than the date which is six (6) months after the Executive’s Effective Date of Termination (or, if earlier, the date of death of the Executive).

4.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under or pursuant to this Amendment all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 5. Section 280G Potential Cut-Back

5.1. Cut-Back. Notwithstanding anything contained in this Amendment to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Amendment or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Amendment or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of this Amendment, any similar successor provision to Section 4999), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Total Payments.

5.2. Determination. Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with the forgoing provisions of this Article 5 and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the date such calculation is requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”). The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that any Total Payment made to the Executive shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Code, the Executive shall promptly repay the amount of such excess to the Company together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

Article 6. The Company’s Payment Obligation

6.1. Payment of Obligations Absolute. Except as provided in Section 4.2 and in Article 5, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 5 or Section 9.3.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Amendment, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Amendment.

6.2. Pension Plans; Duplicate Benefits. All payments, benefits and amounts provided under this Amendment shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plans, supplemental retirement plans, nonqualified deferred compensation plans, and any disability, workers’ compensation or other Company benefit plan distribution that the Executive is entitled to at his Effective Date of Termination. Notwithstanding the foregoing, this Amendment shall not create an inference that any duplicate payments shall be required.

Article 7. Trade Secrets; Non-Solicitation and Non-Disparagement

By executing this Amendment and again by receiving any benefits provided for by this Amendment, the Executive agrees follows:

(a)	In the course of performing his duties for the Company, the Executive will receive, and acknowledges that he has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which are hereinafter referred to as “Trade Secrets.” The Executive agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so. The Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Executive will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this Section 7(a) shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Executive and the Company.

(b)	For a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly through, aid, assistance or counsel, on the Executive’s own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Executive’s employment with the Company, employed by the Company or one of its subsidiaries, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company or any of its affiliates, or any of their respective products, services, officers, directors or employees.

Article 8. Successors and Assignment

8.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Amendment in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

8.2. Assignment by the Executive. This Amendment shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s Beneficiary in accordance with the terms of this Amendment. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 9. Miscellaneous

9.1. Employment Status. Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

9.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Amendment. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

9.3. Arbitration. Any dispute, claim or controversy arising out of or relating to this Amendment or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Amendment to arbitrate, shall be determined by arbitration in Orange County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its then existing Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Administrator of JAMS will appoint the arbitrator. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. If the arbitrator determines that any term or other provision of this Amendment is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

9.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

9.5. Severability. In the event any provision of this Amendment shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Amendment, and this Amendment shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Amendment are not part of the provisions hereof and shall have no force and effect.

9.6. Modification. Except as expressly provided in the definition of Good Reason with respect to certain waivers of circumstances that would otherwise constitute Good Reason, no provision of this Amendment may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors.

9.7. Notice. For purposes of this Amendment, notices, including a Notice of Termination, and all other communications provided for in this Amendment shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company: RemedyTemp, Inc., 101 Enterprise, Aliso Viejo, California 92656, Attn: Corporate Secretary, or to such other address as the Company may furnish to the Executive in writing with specific reference to this Amendment and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

9.8. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Amendment. Any statutory reference in this Amendment shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

9.9. Entire Agreement. This Amendment is an amendment to the Amended and Restated Employment Agreement. Taken together, this Amendment and the Amended and Restated Employment Agreement set forth the entire understanding of the Executive and the Company with respect to the subject matter hereof and thereof and supersede all prior agreements, memoranda, discussions and understandings of any kind. The payment and distribution of severance benefits to the Executive in the event of a Change in Control of the Company shall be governed exclusively by the terms of this Amendment. In all other respects, the terms of the Amended and Restated Employment Agreement shall continue in full force.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Amended and Restated Employment Agreement on this 22nd day of April, 2005.

RemedyTemp, Inc.		Executive
By:	/s/ Gunnar Gooding	/s/ Greg Palmer

Print Name:Gunnar Gooding		Greg Palmer

Its:	Vice President

APPENDIX A

DEFINITIONS

Whenever used in this Amendment, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Amendment” means this Amendment to the Amended and Restated Employment Agreement, effective as of October 1, 2001, between the Executive and the Company.

“Base Salary” means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of any of the following:

(i)	the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	the Executive engages in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties; or

(iii)	the Executive willfully and repeatedly fails to perform or uphold his material fiduciary and other duties to the Company after having received notice from the Company of a perceived breach of the duty in question; or

(iv)	the Executive engages in willful misconduct that is significantly injurious to the Company.

However, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

“Change in Control” means any one or more of the following:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(A), (B) and (C) below;

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above.

Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

“Company” means RemedyTemp, Inc., a California corporation (including, for purposes of determining whether the Executive is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in Article 8.

“Disability” means disability as defined in the Company’s long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, such term shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

“Effective Date” has the meaning given to such term in Article 1 hereof.

“Effective Date of Termination” means the date on which a Qualifying Termination occurs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive” means the individual identified in the first sentence, and on the signature page, of this Amendment.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including titles and reporting requirements) as an officer of the Company, or a material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate from their level in effect on the day immediately prior to the start of the Protected Period), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(ii)	A reduction by the Company in the Executive’s Base Salary as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time; or

(iii)	A reduction by the Company of the Executive’s aggregate annual bonus opportunities, as such opportunities exist immediately prior to the start of the Protected Period, or as such opportunities may be increased from time to time; or

(iv)	The failure of the Company or a Parent to provide the Executive with coverage and participation in the Company’s or Parent’s employee welfare benefit and retirement plans, policies, practices, or arrangements on a basis no less favorable in the aggregate to the Executive than the level of coverage and participation provided to similarly situated officers of the Company or any Parent (or, in the event there are no similarly situated officers, on a basis no less favorable than offered to any less senior officer or employee of the Company or any Parent). For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization; or

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Amendment, as contemplated in Article 8; or

(vi)	Any purported termination by the Company of the Executive’s employment for Cause that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.6 and for purposes of this Amendment, no such purported termination shall be effective; or

(vii)	The Executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that is more than thirty-five (35) miles away from the Executive’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (vii) more than ninety (90) days before such intended effective date.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive’s authorities (when taken into consideration with the first reduction) constitutes a “material reduction” in the nature or status of the Executive’s authorities from their level in effect on the day immediately prior to the start of the Protected Period).

“Parent” has the meaning given to such term in the definition of “Change in Control” above.

“Qualifying Termination” has the meaning given to such term in Section 3.2(a).

“Severance Benefits” means the payments and/or benefits provided in Section 3.3.